Exhibit 4(x)

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 31, 2014 among DENBURY RESOURCES INC., a Delaware corporation (the “Company”), on behalf of itself and the Subsidiary Guarantors under the Indenture referred to below (the “Existing Subsidiary Guarantors”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”), and the following indirect, wholly-owned subsidiaries of the Company (referred to herein collectively as the “New Subsidiary Guarantors”): (1) Denbury Green Pipeline - Montana, LLC, a Delaware limited liability company, (2) Denbury Green Pipeline - Riley Ridge, LLC, a Delaware limited liability company, (3) Denbury Thompson Pipeline, LLC, a Delaware limited liability company, (4) Encore Partners GP Holdings LLC, a Delaware limited liability company, and (5) Plain Energy Holdings, LLC, a Delaware limited liability company.

W I T N E S S E T H:

WHEREAS the Company has heretofore executed and delivered to the Trustee an Indenture dated as of February 17, 2011 (the “Indenture”), providing for the issuance of 6 3/8% Senior Subordinated Notes due 2021 (the “Securities”);

WHEREAS the Company desires to cause the New Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall fully and unconditionally guarantee all of the obligations of the Company under the Securities pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and Existing Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company, the Existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1.Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)    For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.Agreement to Guarantee. Each New Subsidiary Guarantor hereby agrees, jointly and severally with all other Existing Subsidiary Guarantors, to guarantee all of the obligations of the Company under the Securities on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture. The Obligations of the New Subsidiary Guarantors shall be subordinated to all existing and future Senior Indebtedness of such Subsidiary Guarantors as set forth in Article 12 of the Indenture.

3.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

4.Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

6.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DENBURY GREEN PIPELINE – MONTANA, LLC
DENBURY GREEN PIPELINE – RILEY RIDGE, LLC
DENBURY THOMPSON PIPELINE, LLC
ENCORE PARTNERS GP HOLDINGS LLC
PLAIN ENERGY HOLDINGS, LLC
each as a New Subsidiary Guarantor

By:	/s/ Mark C. Allen
Name:	Mark C. Allen
Title:	Senior Vice President and Chief Financial Officer

DENBURY RESOURCES INC., on behalf of itself and the
Existing Subsidiary Guarantors

By:	/s/ Mark C. Allen
Name:	Mark C. Allen
Title:	Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ John C. Stohlmann
Name:	John C. Stohlmann
Title:	Vice President